                                                                     Exhibit (a)



                            THE QUAKER OATS COMPANY

                 THE QUAKER 401(k) PLAN FOR SALARIED EMPLOYEES

                              FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2000 AND 1999

                   TOGETHER WITH INDEPENDENT AUDITOR'S REPORT

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(k) PLAN FOR SALARIED EMPLOYEES

                          AS OF JUNE 30, 2000 AND 1999



                                TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----

INDEPENDENT AUDITOR'S REPORT                                             3

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS                          4

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS                5

NOTES TO FINANCIAL STATEMENTS                                          6 - 21





Note: Supplemental schedules are either inapplicable for the twelve months ended June 30, 2000, or are not required because they are filed as part of The Quaker Oats Company 401(k) Plans Master Trust (Quaker Master Trust), in which this Plan participates.

                          INDEPENDENT AUDITOR'S REPORT


To the Plan Administrative Committee of
THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES of The Quaker Oats Company


We have audited the accompanying Statements of Net Assets Available for Benefits of The Quaker 401(k) Plan for Salaried Employees (Plan), as of June 30, 2000 and 1999, and the related Statement of Changes in Net Assets Available for Benefits for the year ended June 30, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of June 30, 2000 and 1999, and the changes in net assets available for benefits for the year ended June 30, 2000 in conformity with generally accepted accounting principles.





                                         /s/ WASHINGTON, PITTMAN & MCKEEVER, LLC
                                         WASHINGTON, PITTMAN & MCKEEVER, LLC

CHICAGO, ILLINOIS
DECEMBER 19, 2000

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(k) PLAN FOR SALARIED EMPLOYEES

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                          AS OF JUNE 30, 2000 AND 1999

                             (dollars in thousands)



                                                           June 30, 2000     June 30, 1999
                                                          ---------------   ---------------
ASSETS

Plan interest in Quaker Master Trust, at fair value:
     Participant-directed investments                           $385,929          $398,884
     Nonparticipant-directed investments                         512,672           458,894
                                                          ---------------   ---------------
       Total Plan interest in Quaker Master Trust                898,601           857,778

                                                          ---------------   ---------------
NET ASSETS AVAILABLE FOR BENEFITS                               $898,601          $857,778
                                                          ===============   ===============




                 See accompanying notes to financial statements.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(k) PLAN FOR SALARIED EMPLOYEES

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                        FOR THE YEAR ENDED JUNE 30, 2000

                             (dollars in thousands)

                                                                  NONPARTICIPANT-DIRECTED INVESTMENTS
                                      -------------------------------------------------------------------------------------------
                                      -------------------------------------------------------------------------------------------
                                         Quaker LESOP Common Stock Fund         Quaker LESOP Preferred Stock Fund
                                      --------------------------------------  -------------------------------------
                                       Allocated    Unallocated     Total       Allocated    Unallocated    Total        TOTAL
                                      ------------  -----------   ----------  ------------  -------------  --------   ----------
ADDITIONS

Investment income:
   Dividends                             $   5,270    $   1,132    $   6,402    $   3,139    $   1,903   $   5,042    $  11,444
   Interest                                     90           91          181           27           36          63          244
   Interest on participant loans              --           --           --           --           --          --           --
   Net appreciation in the fair value
    of assets                               38,658        8,272       46,930        9,455        4,971      14,426       61,356
                                         ---------    ---------    ---------    ---------    ---------   ---------    ---------
     Total investment income                44,018        9,495       53,513       12,621        6,910      19,531       73,044

Contributions:
   Employee contributions                     --           --           --           --           --          --           --
   Employer contributions                     --         22,890       22,890         --          9,088       9,088       31,978
   Rollovers                                  --           --           --           --           --          --           --
                                         ---------    ---------    ---------    ---------    ---------   ---------    ---------
     Total contributions                      --         22,890       22,890         --          9,088       9,088       31,978

Allocation of Company stock, at market      39,260         --         39,260       12,608         --        12,608       51,868

     Total additions                        83,278       32,385      115,663       25,229       15,998      41,227      156,890

DEDUCTIONS

Allocation of Company stock, at market        --         39,260       39,260         --         12,608      12,608       51,868
Distributions to participants               33,662         --         33,662        9,622         --         9,622       43,284
Dividends to participants                     --           --           --           --           --          --           --
Interest expense on notes payable             --          3,195        3,195         --          2,805       2,805        6,000
Administrative expenses                       --           --           --           --           --          --           --
                                         ---------    ---------    ---------    ---------    ---------   ---------    ---------
     Total deductions                       33,662       42,455       76,117        9,622       15,413      25,035      101,152

INTERFUND TRANSFERS                         (1,621)        --         (1,621)        (339)        --          (339)      (1,960)
                                         ---------    ---------    ---------    ---------    ---------   ---------    ---------

Increase (decrease) in net assets           47,995      (10,070)      37,925       15,268          585      15,853       53,778

Net assets available for benefits,
   beginning of period                     286,880       68,273      355,153       80,139       23,602     103,741      458,894

NET ASSETS AVAILABLE FOR
                                         ---------    ---------    ---------    ---------    ---------   ---------    ---------
   BENEFITS, END OF PERIOD               $ 334,875    $  58,203    $ 393,078    $  95,407    $  24,187   $ 119,594    $ 512,672
                                         =========    =========    =========    =========    =========   =========    =========


                                        PARTICIPANT
                                         DIRECTED       GRAND
                                        INVESTMENTS     TOTAL
                                        -----------     -----
ADDITIONS

Investment income:
   Dividends                             $   9,657    $  21,101
   Interest                                    772        1,016
   Interest on participant loans               742          742
   Net appreciation in the fair value
    of assets                                4,156       65,512
                                          --------    ---------
     Total investment income                15,327       88,371

Contributions:
   Employee contributions                   13,119       13,119
   Employer contributions                       --       31,978
   Rollovers                                 1,996        1,996
                                          --------    ---------
     Total contributions                    15,115       47,093

Allocation of Company stock, at market          --       51,868

     Total additions                        30,442      187,332

DEDUCTIONS

Allocation of Company stock, at market          --       51,868
Distributions to participants               43,786       87,070
Dividends to participants                    1,560        1,560
Interest expense on notes payable               --        6,000
Administrative expenses                         11           11
                                          --------    ---------
     Total deductions                       45,357      146,509

INTERFUND TRANSFERS                          1,960           --
                                          --------    ---------

Increase (decrease) in net assets          (12,955)      40,823

Net assets available for benefits,
   beginning of period                     398,884      857,778

NET ASSETS AVAILABLE FOR
                                         ---------    ---------
   BENEFITS, END OF PERIOD               $ 385,929    $ 898,601
                                         =========    =========

                See accompanying notes to financial statements.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999



NOTE 1 - THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

The following brief description of The Quaker 401(k) Plan for Salaried Employees
(Plan) provides only general information. The Plan document should be referred to for the complete Plan provisions.

GENERAL

The Plan covers salaried domestic employees of The Quaker Oats Company (Company or Quaker) and certain domestic subsidiaries. The Plan includes The Quaker LESOP (leveraged employee stock ownership plan) Common Stock Fund and The Quaker LESOP Preferred Stock Fund (LESOP Funds) and 13 participant-directed investment funds (non-LESOP Funds). Under the Plan, eligible salaried employees are awarded annual employer contributions to the LESOP Funds and may contribute to non-LESOP Funds on a pretax basis for long-term retirement savings.

The Plan is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code and is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Overall responsibility for administering the Plan rests with the Plan's Administrative Committee which is appointed by the Board of Directors of the Company. The Plan's trustee is responsible for the management and control of the Plan's assets and has certain discretionary authority and control over such assets. The Plan's Administrative Committee appointed Fidelity Management Trust Company (FMTC) as the trustee and Fidelity Institutional Retirement Services Company as the record-keeper for the Plan.

PLAN EXPENSES

The Company pays administrative record-keeping expenses as well as expenses for the operation and management of the LESOP Funds. Participants' account balances are deducted for investment management fees and other direct expenses of the non-LESOP Funds in which the participant invests.

ELIGIBILITY

Under the current terms of the Plan, designated salaried employees of the Company are eligible to participate in the Plan on their first day of service.

VESTING

Participants are immediately vested in both their voluntary contributions and the Company's allocations as well as the actual earnings thereon.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 1 - THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES (CONTINUED)

LESOP FUNDS (NONPARTICIPANT-DIRECTED)

FMTC must invest all of the LESOP Funds' assets, including earnings thereon, primarily in Quaker stock, except as otherwise directed by the Plan's Administrative Committee. The assets of the LESOP Funds may not be commingled with the assets of the non-LESOP Funds. Participants over age 55 with ten or more years of participation in the Plan may elect to diversify their investments by transferring certain amounts out of the LESOP Funds and into other Plan investment funds once a year.

NON-LESOP FUNDS (PARTICIPANT-DIRECTED)

As of June 30, 2000 and 1999, participants may invest in one or more of the following 13 investment funds:

    FIDELITY RETIREMENT MONEY MARKET PORTFOLIO

    This fund invests in high quality, short-term, U.S. dollar denominated money market securities of domestic and foreign issuers. The fund seeks to maintain a stable net asset value of $1 per share and to provide current income, but there is no guarantee it will do so.

    PIMCO TOTAL RETURN FUND - ADMINISTRATIVE CLASS

    This fund invests in a variety of bonds, including U.S. government, corporate, mortgage and foreign. The fund seeks to provide high total return that exceeds general bond market indices.

    FIDELITY'S U.S. EQUITY INDEX COMMINGLED POOL

    This fund primarily invests in the common stocks of the 500 companies that comprise the Standard and Poor's 500 Index (S&P 500). The fund seeks to approximate the composition and total return of the S&P 500.

    ICAP DIVERSIFIED FUND

    This fund primarily invests in large-capitalization stocks. The fund seeks to achieve a total return greater than the S&P 500 with an equal or lesser degree of risk than the S&P 500.

    NEUBERGER & BERMAN PARTNERS TRUST

    This fund invests in common stocks of established medium- to large-capitalization companies, using a value-oriented investment approach. The fund seeks to provide capital growth.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 1 - THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES (CONTINUED)

    FIDELITY LOW-PRICED STOCK FUND

    This fund primarily invests in stocks of companies that the fund manager considers undervalued or out of favor with other investors and that could offer the possibility for significant growth. This fund seeks long-term capital appreciation.

    FIDELITY DIVERSIFIED INTERNATIONAL FUND

    This fund primarily invests in stocks of larger companies located outside the United States. The fund manager seeks stocks that are undervalued compared to industry norms in their countries. This fund seeks long-term capital growth.

    MORGAN STANLEY INSTITUTIONAL FUND, INC. - GLOBAL EQUITY PORTFOLIO CLASS B

    This fund invests in a diversified mix of stocks throughout the world, selected after detailed analysis by local country investment experts. The fund's portfolio may have some exposure to emerging markets, which pose greater risks due to less developed political and economic situations and less liquid markets. This fund seeks long-term capital growth.

    QUAKER STOCK FUND

    This fund pools a participant's money with that of other participants to buy shares of Quaker common stock. The fund also holds an amount of short-term investments to allow participants to buy or sell every business day without the usual trade settlement period for individual stock transactions. Ownership is measured in units of the fund instead of shares of stock. The fund seeks to increase the investment value over the long term by investing in the common stock of the Company.

    The Quaker Stock Fund is an employee stock ownership plan and, as such, participants may be paid quarterly cash dividends from the Quaker Stock Fund and, when paid, the Company is eligible for a corresponding tax deduction.

    FIDELITY ASSET MANAGER: INCOME

    This fund invests in all basic types of U.S. and foreign investments: stocks, bonds, and short-term and money market instruments. The benchmark allocation for this fund is 20% in stocks, 50% in bonds and 30% in the short-term/money market class. The fund seeks to provide high current income, with some potential for capital appreciation.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 1 - THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES (CONTINUED)

    FIDELITY ASSET MANAGER

    This fund invests in all basic types of U.S. and foreign investments: stocks, bonds, and short-term and money market instruments. The benchmark allocation for this fund is 50% in stocks, 40% in bonds and 10% in the short-term/money market class. This fund seeks to provide high total return with reduced risk over the long term.

    FIDELITY ASSET MANAGER: GROWTH

    This fund invests in all basic types of U.S. and foreign investments: stocks, bonds, and short-term and money market instruments. The benchmark allocation for this fund is 70% in stocks, 25% in bonds and 5% in the short-term/money market class. This fund seeks to provide maximum total return over the long term.

    FIDELITY BROKERAGELINK

    BrokerageLink is a service that allows the participant to open a Fidelity brokerage account with the assets in the participant's Plan account. Through this account, participants have access to a wide range of additional investments.

EMPLOYER CONTRIBUTIONS

The Company has made cash contributions to the LESOP Funds to make payments of principal and/or interest on the notes payable. Most cash dividends received and interest income of the LESOP Funds are available to make payments on maturing obligations on the LESOP loans. Refer to Notes 7 and 8 for further discussion of the notes payable issued by the LESOP Funds.

EMPLOYEE CONTRIBUTIONS

All participants in the Plan are allowed to defer receipt of, and have placed in the non-LESOP Funds, up to ten percent of their base salary, subject to the Internal Revenue Service (IRS) dollar amounts allowed.

Contributions are not subject to federal income tax until distributed to the participants or their beneficiaries. The Plan allows participants to transfer their accounts daily among non-LESOP Funds in increments of one percent or in specific dollar amounts. Participants may also make daily changes to the percentage of their future earnings contributed to the Plan. The Plan also allows a participant to contribute to the Plan a lump-sum distribution received from other qualified plans when the contribution qualifies as a tax-free rollover.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 1 - THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES (CONTINUED)

PARTICIPANT ACCOUNTS

Each participant account is credited with the participant's contribution and an allocation of the Plan earnings. Each participant account is also charged with an allocation of investment management fees and other direct expenses. Allocations are performed daily and are based on participant earnings or account balances in each fund.

DISTRIBUTIONS

Participants may elect in writing to receive all or a portion of their non-LESOP accounts if they are at least age 59-1/2 years or if they are totally and permanently disabled, as determined by the Company with the advice of a medical doctor. The participant's account will then be valued as of the latest available valuation date before distribution. If only a portion of the account is distributed, the remaining balance will continue to be adjusted for contributions, net earnings, gains and losses as of each valuation date.

Participants may receive a distribution of a portion of their non-LESOP accounts in the event of a hardship. Hardship withdrawals occur when funds are required for purchasing or making capital expenditures for a primary residence, financing the higher education of the participant or the participant's family or alleviating existing financial hardship.

If a participant's employment with the Company is terminated, the Plan may distribute the participant's account balance to the participant or the participant's beneficiary. A participant may elect to defer the lump-sum distribution or the start of installment payments until age 70-1/2. A participant may elect in writing to receive the distribution in one of the following ways: (a) in a lump sum; (b) in a partial distribution, with the balance in installments; or (c) in approximately equal annual installments over a chosen period. The period chosen, however, must be no longer than the participant's life expectancy when distributions begin, as determined by the IRS regulations.

If the distribution is made through installment payments, the participant's remaining account balance will continue to be adjusted for net earnings and gains and losses as of each valuation date. If a participant's account value is $5,000 or less, an automatic lump-sum distribution may be made as soon as practicable after the end of the Plan year in which termination occurs.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 1 - THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES (CONTINUED)

PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to 50 percent of their account balance or $50,000. Loan transactions are treated as a transfer to (from) the investment from (to) the Participant Loan Fund. Loan terms range from one year to five years or from six to 15 years for the purchase of a primary residence. Loan amounts may not be deducted from the LESOP Funds; as such, in no event can a participant borrow more than their combined balance in all of the non-LESOP Funds. The loans are secured by the balance in the participant's account and bear a fixed rate of interest at the prime lending rate plus one percent, as determined by the Plan's administrator. Interest rates during the year ended June 30, 2000 (Fiscal 2000), ranged from 9.00 percent to 10.50 percent. Principal and interest are paid ratably according to a regular payment schedule, directly through payroll deductions for active employees.

PLAN TERMINATION

While the Company has not expressed intent to terminate the Plan, the Plan may be terminated at any time by action of the Company's Board of Directors. In the event of the Plan's termination, the value of the accounts determined as of the effective date of such termination shall be held for the benefit of participants, former participants or their beneficiaries.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the accrual basis of accounting.

BENEFIT OBLIGATIONS

In accordance with guidance issued by the American Institute of Certified Public Accountants, the Plan accounts for participant distributions when paid. For purposes of reporting on Form 5500, distributions are recorded in the period such amounts are authorized to be paid to participants.

Such treatment may result in a difference between the Plan's Form 5500 and the accompanying financial statements. For the years ended June 30, 2000 and 1999, there were no such differences.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT VALUATION AND INCOME RECOGNITION

Investments are included in the accompanying Statements of Net Assets Available for Benefits at fair market value. Fair market value is based on published market prices.

The purchase and sale of investments, including related gains and losses, are recognized on the transaction trade date. Brokerage commissions and investment management fees increase the cost or decrease the sale proceeds on the transactions. Interest income is recorded as earned and dividend income is recorded as of the record date.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from those estimates and assumptions.

RECLASSIFICATIONS

Certain previously reported amounts have been reclassified to conform to the current presentation.

CHANGE IN REPORTING OF INVESTMENTS

The Plan has adopted Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters," which was issued in September 1999. This statement simplifies disclosure requirements, eliminating previously required disclosures for participant-directed investment programs. As a result, the Plan has eliminated "by-fund" disclosures in the accompanying financial statements.

NOTE 3 - RISKS AND UNCERTAINTIES

The Plan provides for various investment options in funds which invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 4 - FEDERAL INCOME TAXES

The Quaker Investment Plan (QIP) merged into The Quaker Employee Stock Ownership Plan (ESOP) which was renamed The Quaker 401(k) Plan for Salaried Employees at the close of business May 31, 1998. The QIP obtained its latest determination letter on October 9, 1997, in which the IRS stated that the QIP, as then designed, was in compliance with the applicable requirements of the Code. The ESOP obtained its latest determination letter on May 22, 1996, in which the IRS stated that the ESOP, as then designed, was in compliance with the applicable requirements of the Code.

The Plan has not received a determination letter from the IRS since those referred to in the preceding paragraph; however, the Plan administrator believes that the merged plan is currently designed and being operated in compliance with the applicable requirements of the Code and, therefore, qualifies as tax-exempt as of June 30, 2000.

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain Plan investments available in the Master Trust are shares of mutual funds managed by Fidelity Management Trust Company, the trustee as defined by the Plan. Also, the Master Trust holds investment in shares of the Company's stock in the Quaker Stock Fund and the LESOP Funds. These transactions qualify as exempt party-in-interest transactions. There have been no known prohibited transactions with a party-in-interest.

NOTE 6 - PARTICIPATION IN A MASTER TRUST

Effective June 1, 1998, the investments of the Plan and the investments of The Quaker 401(k) Plan for Hourly Employees were combined in the Quaker Master Trust in order to realize certain administrative efficiencies. Investment income, investment management fees and other direct expenses relating to the Quaker Master Trust are allocated to the individual plans based on the average daily balances of each plan. A separate account is maintained reflecting the equitable share of each plan's participation in each investment fund. As of June 30, 2000 and 1999, the Plan's interest in the Quaker Master Trust was approximately 85 percent and 86 percent, respectively. As of December 31, 1999, the fiscal year end of the Quaker Master Trust, the Plan's interest was approximately 85 percent of the total $970,624,000.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)


NOTE 6 - PARTICIPATION IN A MASTER TRUST (CONTINUED)

A summary of the assets and liabilities of the Quaker Master Trust as of June 30, 2000 and 1999 was as follows:

                                                      2000           1999
                                                   -----------    -----------
Assets:
Investments, at fair value:
  Quaker common stock                              $   588,615    $   591,206
  Other common stock investments                       162,604        186,272
  Quaker preferred stock                               147,447        142,832
  Other preferred stock investments                         42             --
  Government obligations                                 1,660             --
  Short-term investments                               186,527        144,013
                                                   -----------    -----------
    Total investments                                1,086,895      1,064,323
Receivables:
  Participant loans receivable                          15,872         14,568
  Accrued income                                         2,464          2,966
  Employer contributions receivable                     27,365         25,500
  Miscellaneous receivables                              2,589          3,543
                                                   -----------    -----------
    Total receivables                                   48,290         46,577

      Assets held in the Quaker Master Trust       $ 1,135,185    $ 1,110,900

Liabilities:
  Leveraged ESOP notes payable                     $   (71,850)   $  (105,550)
  Leveraged ESOP interest payable                       (2,646)        (3,868)
  Miscellaneous payables and accrued expenses           (5,372)        (6,756)
                                                   -----------    -----------

      Liabilities in the Quaker Master Trust       $   (79,868)   $  (116,174)
                                                   -----------    -----------

      Net assets held in the Quaker Master Trust   $ 1,055,317    $   994,726
                                                   ===========    ===========

A summary of the Quaker Master Trust income for the period from July 1, 1999 through June 30, 2000 was as follows:

      Interest                                                    $     1,098
      Interest - participant loans                                      1,294
      Dividends                                                        23,929
      Net realized and unrealized gain (loss) on investments:
          Quaker common stock                                          73,307
          Other common stock investments                              (10,632)
          Quaker preferred stock                                       14,425
          Short-term investments                                        2,367
                                                                  -----------
            Quaker Master Trust net investment income              $  105,788
                                                                  ===========

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 7 - THE QUAKER LESOP COMMON STOCK FUND

Effective June 1, 1998, the common shares held within The 1988 Quaker Employee Stock Ownership Trust and The 1989 Quaker Employee Stock Ownership Trust were combined to form The Quaker LESOP Common Stock Fund. The 1988 and 1989 Trusts issued certain notes pursuant to one or more loan agreements and used the proceeds of such notes to acquire, for the future allocation to Plan participants, shares of common stock of the Company.

STATEMENTS OF NET ASSETS

The Quaker LESOP Common Stock Fund's statements of net assets as of June 30, 2000 and 1999 were as follows:




(DOLLARS IN THOUSANDS)
                                                    2000                              1999
                                      -------------------------------   ------------------------------
                                      Allocated  Unallocated    Total   Allocated  Unallocated   Total
                                      ---------  -----------    -----   ---------  -----------   -----
Assets:
    Investment in Quaker
      common stock, at market           $333,575   $ 72,452   $406,027   $285,534   $108,190   $393,724
    Cash and cash equivalents              1,391      3,026      4,417        799      2,532      3,331
    Employer contributions receivable       --       22,890     22,890       --       21,480     21,480
    Dividends and interest receivable      1,278        291      1,569      1,236        475      1,711
    Miscellaneous receivables               --         --         --          699       --          699
                                        --------   --------   --------   --------   --------   --------
       Total assets                      336,244     98,659    434,903    288,268    132,677    420,945
Liabilities:
    Accrued interest payable                --        1,456      1,456       --        2,304      2,304
    Notes payable                           --       39,000     39,000       --       62,100     62,100
    Miscellaneous payables                 1,369       --        1,369      1,388       --        1,388
                                        --------   --------   --------   --------   --------   --------
       Total liabilities                   1,369     40,456     41,825      1,388     64,404     65,792

                                        --------   --------   --------   --------   --------   --------
Net assets available for benefits       $334,875   $ 58,203   $393,078   $286,880   $ 68,273   $355,153
                                        ========   ========   ========   ========   ========   ========


                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 7 - THE QUAKER LESOP COMMON STOCK FUND (CONTINUED)

INVESTMENTS IN COMPANY STOCK

The Quaker LESOP Common Stock Fund's investment in Company stock as of June 30, 2000 and 1999 was as follows:

                           2000                            1999
               ------------------------------  ------------------------------
                 Allocated      Unallocated      Allocated      Unallocated
               --------------  --------------  --------------  --------------
Quaker Common
  Shares:
    Number of
      Shares       4,440,261         964,418       4,301,823       1,629,977
    Cost        $106,229,419    $ 24,118,175    $101,029,872    $ 40,761,727
    Market      $333,574,608    $ 72,451,902    $285,533,502    $108,189,723

During Fiscal 2000, 665,559 shares of the Company's common stock were allocated. 591,493 shares were allocated to participants' accounts based on participants' compensation pursuant to the terms of the Plan. The remaining 74,066 shares were allocated to participants' accounts to replace dividend earnings on allocated shares.

NOTES PAYABLE

In January 1989, The Quaker LESOP Common Stock Fund (then known as The Quaker Employee Stock Ownership Trust) issued $150,000,000 Senior ESOP Notes at an interest rate of 8.07% with principal due in annual installments through July 15, 2001. Under the terms of the note agreement of The Quaker LESOP Common Stock Fund, if there is a change in the federal tax rate or the inclusion rate (the percentage of income received by the lenders that is not excludable from gross income pursuant to Section 133 of the Code), the interest rate of the loan will be adjusted effective on the date the change in rates occurs. The new interest rate is determined by multiplying the old interest rate by an adjustment fraction. Effective January 1, 1993, under the new tax bill, the federal tax rate increased. Thus, the interest rate paid by The Quaker LESOP Common Stock Fund declined from 8.07% to 8.00%. Interest is payable semiannually on January 15th and July 15th. Payment of the notes payable and interest is unconditionally guaranteed by Quaker. Northern Trust purchased 5,626,304 shares of Quaker common stock with the proceeds of the notes at a cost of $149,624,972. These shares were placed in the fund's unallocated account pending future allocation to Plan participants.

In July of 1995, 1,861,286 shares of Quaker common stock were transferred from a 1985 trust into The 1988 Quaker Employee Stock Ownership Trust.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 7 - THE QUAKER LESOP COMMON STOCK FUND (CONTINUED)

The Company's cash contributions, plus cash received from dividends and interest, were used to make regularly scheduled note payments on July 15, 1999 of $25,583,183 (principal and interest in the amount of $23,100,000 and $2,483,183, respectively), and January 15, 2000 of $1,559,487 (interest only). The outstanding balance of the notes payable as of June 30, 2000, was $39,000,000 with maturing principal balances as follows:


               Fiscal 2001                     $ 25,800,000
               Fiscal 2002                       13,200,000
                                               ------------
                                               $ 39,000,000
                                               ============


CONTRIBUTIONS

The Company is obligated to make contributions in cash to the fund which, when aggregated with the fund's dividends and interest earnings, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its notes payable.

As of June 30, 2000, employer contributions receivable were $22,890,076. The Company's cash contributions, plus cash received from dividends and interest, were used to make the regularly scheduled payment on July 15, 2000 of $27,359,487 (principal and interest in the amount of $25,800,000 and $1,559,487, respectively) on the notes payable. In association with this payment, 626,852 shares of the Company's common stock were released from the trust's unallocated account, and 611,470 shares were allocated to participants' accounts based on participants' compensation pursuant to the terms of the Plan. The remaining 15,382 shares were allocated by the Company to replace dividend earnings on the allocated shares.

NOTE 8 - THE QUAKER LESOP PREFERRED STOCK FUND

Effective June 1, 1998, the common shares within The 1989 Quaker Employee Stock Ownership Trust were transferred to The Quaker LESOP Common Stock Fund. The remaining preferred shares formed The Quaker LESOP Preferred Stock Fund. The 1989 Trust issued certain notes pursuant to one or more loan agreements and used the proceeds of such notes to acquire, for the future allocation to Plan participants, shares of common stock of the Company.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 8 - THE QUAKER LESOP PREFERRED STOCK FUND (CONTINUED)

STATEMENTS OF NET ASSETS

The Quaker LESOP Preferred Stock Fund's statements of net assets as of June 30, 2000 and 1999 were as follows:



(DOLLARS IN THOUSANDS)
                                                 2000                              1999
                                  --------------------------------   -------------------------------
                                  Allocated   Unallocated  Total     Allocated   Unallocated   Total
                                  ---------   -----------  -------   ---------   -----------   -----
Assets:
  Investment in Quaker
    preferred stock, at market     $94,948      $52,499   $147,447   $79,562      $ 63,270  $142,832
  Investment in Quaker
    common stock, at market            274           --        274       381            --       381
  Cash and cash equivalents            206        1,246      1,452       235         1,321     1,556
  Employer contributions receivable     --        4,475      4,475        --         4,020     4,020
  Dividends and interest receivable      3            7         10         2             5         7
  Miscellaneous receivables             --           --         --         6            --         6
                                   -------      -------   --------   -------      --------  --------
     Total assets                   95,431       58,227    153,658    80,186        68,616   148,802
Liabilities:
  Accrued interest payable              --        1,190      1,190        --         1,564     1,564
  Notes payable                         --       32,850     32,850        --        43,450    43,450
  Miscellaneous payables                24           --         24        47            --        47
                                   -------      -------   --------   -------      --------  --------
     Total liabilities                  24       34,040     34,064        47        45,014    45,061
                                   -------      -------   --------   -------      --------  --------
Net assets available for benefits  $95,407      $24,187   $119,594   $80,139      $ 23,602  $103,741
                                   =======      =======   ========   =======      ========  ========

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999



NOTE 8 - THE QUAKER LESOP PREFERRED STOCK FUND (CONTINUED)

INVESTMENTS IN COMPANY STOCK

The Quaker LESOP Preferred Stock Fund's investment in Company stock at June 30, 2000 and 1999 was as follows:

                                               2000                                    1999
                                -----------------------------------    -------------------------------------
                                   Allocated         Unallocated          Allocated           Unallocated
                                ---------------    ----------------    ----------------    -----------------
  Quaker Common Shares:
       Number of Shares                  3,646              --                   5,738               --
       Cost                           $253,565              --                $371,059               --
       Market                         $273,906              --                $380,860               --

  Quaker Series B
    ESOP Convertible
    Preferred Shares:
      Number of Shares                 566,919             313,463             527,388              419,394
      Cost                         $41,593,259         $27,302,980         $38,196,166          $36,666,528
      Market                       $94,947,594         $52,498,783         $79,561,754          $63,269,779

During Fiscal 2000, 105,931 of the Company's ESOP preferred stock shares were allocated to participants. 84,228 shares were allocated to participants' accounts based on participants' compensation pursuant to the terms of the Plan. The remaining 21,703 shares were allocated to participants' accounts to replace dividend earnings on allocated shares. As of June 30, 2000, 34,173 shares were released but unallocated as a result of the January 15, 2000 principal payment on the notes payable. (See "Contributions" on page 23.)

NOTES PAYABLE

In June 1989, The Quaker LESOP Preferred Stock Fund (then known as The 1989 Quaker Employee Stock Ownership Trust) issued $100,000,000 Senior ESOP Notes at an interest rate of 7.83% due July 15, 2001. Under the terms of the note agreement of The Quaker LESOP Preferred Stock Fund, if there is a change in the federal tax rate or the inclusion rate (the percentage of income received by the lenders that is not excludable from gross income pursuant to Section 133 of the
Code), the interest rate of the loan will be adjusted effective on the date the change in rates occurs. The new interest rate is determined by multiplying the old interest rate by an adjustment fraction. Effective January 1, 1993, under the new tax bill, the federal tax rate increased. Thus, the interest rate paid by The Quaker LESOP Preferred Stock Fund declined from 7.83% to 7.76%. Interest and principal is payable semiannually on January 15th and July 15th. Payment of the notes payable and interest is unconditionally guaranteed by Quaker.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999



NOTE 8 - THE QUAKER LESOP PREFERRED STOCK FUND (CONTINUED)

Northern Trust purchased 1,282,051 shares of the Company's Series B ESOP Convertible Preferred Stock (Quaker preferred stock) with the proceeds of the note at a cost of $99,999,978. These shares were placed in the fund's unallocated account pending future allocation to Plan participants. The conversion rate of convertible preferred stock to common stock is 1:2.1576.

The Company's cash contributions, plus cash received from dividends and interest, were used to make regularly scheduled note payments on July 15, 1999 of $6,635,860 (principal and interest in the amount of $4,950,000 and $1,685,860, respectively), and January 15, 2000 of $7,143,800 (principal and interest in the amount of $5,650,000 and $1,493,800, respectively). The outstanding balance of the notes payable as of June 30, 2000, was $32,850,000 with maturing principal balances as follows:

              Fiscal 2001                    $ 19,250,000
              Fiscal 2002                      13,600,000
                                             ------------
                                             $ 32,850,000
                                             ============
CONTRIBUTIONS

The Company is obligated to make contributions in cash to the fund which, when aggregated with the fund's dividends and interest earnings, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its notes payable.

As of June 30, 2000, employer contributions receivable were $4,474,501. The Company's cash contributions, plus cash received from dividends and interest, were used to make a regularly scheduled payment on July 15, 2000 of $6,924,580 (principal and interest in the amount of $5,650,000 and $1,274,580, respectively) on the notes payable. In association with this payment, 54,161 shares of the Company's preferred stock were released from the unallocated account. These shares combined with 34,173 shares released on January 15, 2000, (a total of 88,334 shares) were allocated to participants' accounts in July 2000 based on participants' compensation pursuant to the Plan.

                             THE QUAKER OATS COMPANY

                  THE QUAKER 401(K) PLAN FOR SALARIED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999


NOTE 9 - SUBSEQUENT EVENT

The Master Trust invests in Company sponsored stock. As of June 30, 2000, the Plan held 6,288,707 shares (with a market value of $553,748,000) of Company sponsored stock within its nonparticipant-directed LESOP Funds and held an interest in the participant-directed Quaker Stock Fund. On December 2, 2000, the Company, PepsiCo, Inc. (PepsiCo) and BeverageCo, Inc., a direct wholly owned subsidiary of PepsiCo, entered into a merger agreement (the Merger Agreement). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the Company will merge with BeverageCo, Inc. and become a wholly owned subsidiary of PepsiCo. At the effective time of the merger, Quaker common shares will be converted to PepsiCo common shares and Quaker preferred shares will be converted into PepsiCo preferred shares.

Each issued and outstanding share of Quaker common stock will be converted into the right to receive 2.3 shares of PepsiCo common stock, which ratio will be adjusted so as to provide a maximum value of $105 of PepsiCo common stock for each share of Quaker common stock. If the value to the Company's common shareholders falls below $92 per share of Quaker common stock, there is a provision for the Company to terminate the Merger Agreement if PepsiCo does not timely exercise its option to avoid termination by increasing the exchange ratio to ensure the Company's common shareholders receive a value of $92 per share of Quaker common stock. Shares of Quaker preferred stock will be exchanged for shares of PepsiCo preferred stock with the same rights as the Quaker preferred stock had immediately prior to the merger. The merger is subject to approval by PepsiCo and Quaker shareholders, certain regulatory approvals and satisfaction of other closing conditions.